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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-30408

PROSPECTUS

                               2,095,550 Shares

                               VERTICALNET, INC.

                                 Common Stock


This prospectus relates to the public offering, which is not being underwritten, of 2,095,550 shares of our common stock that is held by some of our shareholders.

The selling shareholders may offer for resale through this prospectus the shares of common stock at various times at market prices prevailing at the time of sale or at privately negotiated prices. The selling shareholders may resell the common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. We will not receive any of the proceeds from the resale of the common stock offered through this prospectus. We will bear all costs, expenses and fees in connection with the registration of the shares. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares.


Shares of our common stock are quoted on the Nasdaq National Market under the symbol ''VERT.'' The last reported sale price of the shares on April 5, 2000 was $55.00 per share.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                         RISK FACTORS BEGIN ON PAGE 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

April 7, 2000
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                               TABLE OF CONTENTS

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SUMMARY.....................................................................   3
RISK FACTORS................................................................   4
FORWARD-LOOKING STATEMENTS..................................................  18
USE OF PROCEEDS.............................................................  18
MATERIAL CHANGES............................................................  18
SELLING SHAREHOLDERS........................................................  19
PLAN OF DISTRIBUTION........................................................  20
LEGAL MATTERS...............................................................  21
EXPERTS.....................................................................  21
ABOUT THIS PROSPECTUS.......................................................  21
WHERE YOU CAN FIND MORE INFORMATION.........................................  21
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                                    SUMMARY


     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus or incorporated by reference in this prospectus and may not contain all the information that is important to you. All information in this offering prospectus reflects two separate two-for-one splits of our common stock, the first of which was effected on August 20, 1999 and the second of which was effected on or about March 31, 2000.

                                  Our Company

     VerticalNet, Inc. (www.verticalnet.com) owns and operates 55 industry-specific Web sites designed as online business-to-business communities, known as vertical trade communities. These vertical trade communities provide users with comprehensive sources of information, interaction and e-commerce. They are grouped into the following industry sectors:


     ADVANCED TECHNOLOGIES              MANUFACTURING AND METALS
     COMMUNICATIONS                     PROCESS
     ENVIRONMENTAL                      PUBLIC SECTOR
     FOOD AND PACKAGING                 SERVICE
     FOODSERVICE AND HOSPITALITY        TEXTILES AND APPAREL
     HEALTHCARE/SCIENCE

     In December 1999, we acquired NECX.com LLC, a business-to-business market maker for the electronic component and hardware markets. NECX acts as a third party intermediary, purchasing electronic hardware and components from various vendors for resale to foreign and domestic companies. NECX's exchange operates to match buyers' and suppliers' needs, providing a solution to inventory imbalances that result from over-capacity or shortages within existing contractual relationships. In March 2000, we completed our acquisition of R.W. Electronics, Inc., which operates in the same business as NECX. With these acquisitions, management has segmented the business into two operating segments, consisting of vertical trade communities and our exchange business.

                                   About VerticalNet

 Principal Executive Offices:      Internet Address:

 VerticalNet, Inc.                 www.verticalnet.com (Information contained on
 700 Dresher Road, Suite 100       our Web site is not a part of this
 Horsham, Pennsylvania 19044       prospectus)
 Phone: (215) 328-6100

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                                  RISK FACTORS

     You should carefully consider the following factors and other information in this prospectus before deciding to purchase the shares of common stock offered through this prospectus.



OUR LIMITED OPERATING HISTORY AND EVOLVING REVENUE MODEL MAKES IT DIFFICULT TO EVALUATE WHETHER WE CAN SUSTAIN AND GENERATE REVENUES.

     We launched our first vertical trade community in October 1995 and thus have a limited operating history. In addition, our revenue model is evolving, which, together with our limited operating history, makes evaluating our future prospects very difficult. Currently, our Internet-based revenues are generated primarily from the sale of advertising on our vertical trade communities. In the future, we expect to generate a greater percentage of our revenue from multiple sources, including e-commerce and business services. In particular, we expect that a significant percentage of our overall revenues will come from NECX. We may not be able to sustain our current revenues or successfully generate e-commerce or business services revenue. We also may not be able to integrate the revenue streams of NECX successfully into an e-commerce platform. If we do not sustain our current revenue or generate e-commerce or business services revenue, including revenue from exchange e-commerce applications, our business, financial condition and operating results will suffer.

WE ANTICIPATE WE WILL INCUR CONTINUED LOSSES FOR THE FORESEEABLE FUTURE.

     To date, we have not been profitable. We reported a net loss of $53.5 million for the year ended December 31, 1999. As of December 31, 1999, our accumulated deficit was $72.8 million. We expect to continue to incur significant losses in the foreseeable future. We may never be profitable or, if we become profitable, we may be unable to sustain profitability.

WE EXPECT OUR OPERATING EXPENSES TO INCREASE.

     Our limited operating history makes predicting our future operating results, including operating expenses, difficult. Some of our expenses are fixed, including non-cancelable agreements, equipment leases and real estate leases. If our revenues do not increase, we may not be able to compensate by reducing expenses in a timely manner. Our revenues may not grow or may not even continue at their current level. In addition, we plan to increase our operating expenses significantly to:

     .    launch additional vertical trade communities;
     .    increase our internal sales and marketing operations;
     .    enhance our technologies;
     .    develop and deploy our e-commerce initiatives;
     .    design and integrate a scalable on-line exchange for NECX;
     .    enter into additional sponsorship agreements;
     .    broaden our customer support capabilities; and
     .    pursue marketing and distribution alliances.

     We also expect our expenses to increase significantly due to the impact of amortization expense and other charges resulting from completed and future acquisitions. Leading Web sites, browser providers and other Internet distribution channels may also begin to charge us for providing access to our products and services. If any of these expenses are not accompanied by increased revenues, our business, financial condition and operating results would be harmed.

FLUCTUATIONS IN OUR QUARTERLY RESULTS MAY CAUSE OUR STOCK PRICE TO DECLINE.

     We expect that our quarterly operating results will fluctuate significantly due to many factors, including:

     .    the seasonality of our revenues;

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     .  the uncertain adoption of the Internet as an e-commerce and advertising medium;
     .  dependence on development and adoption of the e-commerce market;
     .  the level of demand for our products and services;
     .  intense and increased competition;
     . our ability to develop, introduce and market new products and services, as well as enhancements to our existing products and services, on a timely basis;
     .  market conditions in the electronic components industry;
     .  the amount and seasonal nature of our electronic component sales;
     .  our dependence on content providers;
     .  license fees payable to content providers;
     .  uncertain acceptance of our Internet content;
     .  management of our growth; and
     .  risks associated with past and future acquisitions.

Many of these factors are beyond our control.

     In the course of our business, we may acquire securities of privately-held companies with whom we form strategic relationships. Our quarterly operating results may also fluctuate significantly due to accounting rules governing the treatment of these investments. Specifically, before the market value of these securities become readily determinable as a result of being tradable in a public market, they are carried on our balance sheet at cost. However, if these non-public securities become salable in the public market as a result of a transaction in which such securities are exchanged for public securities, the accounting rules require us to record a non-operating gain or loss equal to the difference between our cost and the market value of such securities, regardless of whether we sell or retain them. Our holdings in such securities are then marked to market at the end of each quarter. In addition, if the market value of an equity security in which we have invested becomes readily determinable and we sell the security, we will realize a gain or loss on the transaction. These non-recurring gains or losses may occur from time to time and could cause significant fluctuations in our quarterly results. There can be no assurance that we will realize any gain from our investments. Finally, if it is determined that a decline in the fair value of one of our investments is other than temporary, the investment may be deemed impaired and we would be required to write-down or write-off the carrying value of our investment. Such a result may be outside of our control and could adversely affect our stock price and business.

     Due to the limited history of businesses relying on the Internet as an advertising and commercial medium, we believe that period-to-period comparisons of our operating results are not meaningful, and that such comparisons may not be accurate indicators of future performance. Additionally, if our operating results in one or more quarters do not meet the securities analysts' or our shareholders' expectations, the price of our common stock may fall. In addition, after our acquisition of NECX, quarterly fluctuations in exchange revenues may disproportionately affect our revenues, due to their substantial contribution to our overall revenues.

MARKETING AND DISTRIBUTION ALLIANCES MAY NOT GENERATE THE EXPECTED NUMBER OF NEW CUSTOMERS OR MAY BE TERMINATED.

     We use marketing and distribution alliances with other Internet companies to create traffic on our vertical trade communities and consequently, to generate revenues. These marketing and distribution alliances allow us to link our vertical trade communities to search engines such as those offered by Lycos. The success of these relationships depends on the amount of increased traffic we receive from the alliance partners' Web sites. These arrangements may not generate the expected number of new customers. We also may be unable to renew these marketing and distribution alliance agreements. If any of these agreements are terminated, the traffic on our vertical trade communities could decrease and cause revenues derived from our sales of advertising on co-branded pages to decrease.

     In June 1999, as part of our overall reconsideration of our portal alliances, we terminated a three-year sponsorship agreement with Excite, Inc. Additionally, in October 1999, we terminated our sponsorship agreement with Alta Vista. We are interested in entering into additional alliances with search engine providers to increase traffic to our vertical trade communities, but we cannot assure you that we will be able to enter into any new alliances. If we are unable to enter into new arrangements, the traffic on our vertical trade communities may not increase. Additionally, even if we are able to enter into additional alliances with search engines, these alliances may not necessarily increase the traffic on our vertical trade communities.

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WE MAY ULTIMATELY BE UNABLE TO COMPETE IN THE MARKET FOR INTERNET PRODUCTS AND
SERVICES, ADVERTISING AND E-COMMERCE.

     The market for Internet products and services, advertising and e-commerce is intensely competitive, evolving and subject to rapid technological change. We expect competition to intensify as current competitors expand their product and service offerings and new competitors enter the market. Barriers to entry are minimal, and competitors can launch new Web sites at a relatively low cost. We compete for a share of a customer's advertising budget with on-line services and traditional off-line media, such as print publications and trade associations. Several companies offer competitive vertical trade communities. We expect that additional companies will offer competing vertical trade communities on a standalone or portfolio basis.

     The market for e-commerce solutions in the electronic components industry, although at an early stage of development, is also intensely competitive, evolving and subject to rapid technological and other change.

     Our competitors in the electronic components industry vary in size and in the scope and breadth of the services and features offered and include:

     .  component manufacturers;
     .  franchised and independent distributors;
     .  other market makers;
     .  electronic components brokers;
     .  on-line catalog aggregators;
     .  on-line excess surplus auction companies;
     .  enterprise software companies;
     .  e-procurement providers; and
     .  vertical content providers.

We expect the intensity of competition to increase in the future as the amount of e-commerce transacted over the Internet grows. Increased competition may result in reduced margins and loss of market share, either of which could seriously harm our business.

     Many of our competitors have longer operating histories, greater brand recognition and greater financial, technical, marketing and other resources than we do, and may have well-established relationships with our existing and prospective customers. This may place us at a disadvantage in responding to our competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives. Our competitors may also develop Internet products or services that are superior to, or have greater market acceptance than, ours. If we are unable to compete successfully against our competitors, our business, financial condition and operating results may be negatively impacted.

WE MAY NOT REALIZE ANY RETURN ON OUR INVESTMENTS, AND MAY EVEN LOSE ENTIRE INVESTMENTS UNDERTAKEN IN CONNECTION WITH STRATEGIC RELATIONSHIPS.

     In connection with strategic relationships that we enter, we are increasingly asked to make equity investments in the companies with whom we form relationships. We may never realize any return on these investments, which generally exceed $1.0 million in each such instance. In fact, we may lose our entire investment, which would materially and adversely affect our business and financial condition. The success of any such investment is far from certain, given that our partners have limited financial and other resources, yet are subject to many of the same risks and uncertainties that we face in our business, including limited operating histories, evolving revenue models and uncertain market acceptance of their products and services. Moreover, we are often unable to require terms and conditions of the investment (e.g., board membership or observer rights) that are particularly favorable to us vis-a-vis other investors. Allocating our financial resources to these types of investments, rather than reinvesting those funds in our own business, may ultimately cause our business to suffer.

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ACQUISITIONS MAY DISRUPT OR OTHERWISE HAVE A NEGATIVE IMPACT ON OUR BUSINESS.

     We have made, and plan to continue to make, significant investments in complementary Internet and non-Internet traditional companies, technologies and assets. Acquisitions are subject to numerous risks including, without limitation, the following:

     . acquisitions may cause a disruption in our ongoing business, distract our management and other resources and make it difficult to maintain our standards, controls and procedures;
     . we may acquire companies in markets in which we have little experience; . we may not be able to retain key employees from acquired companies;
     . we may not be able to integrate the services, products and personnel of any acquisition successfully into our operations;
     . we may be required to incur debt or issue equity securities, which may be dilutive to existing shareholders, to pay for acquisitions;
     . we may not realize any return on our investment and may even lose our entire investment and incur significant additional losses;
     . our share price could decline following the market's reaction to our acquisitions;
     . our amortization expense will increase as a result of acquisitions; and . our interest deductions may be disallowed for federal income tax purposes.

THE INTEGRATION OF THE EXCHANGES INTO OUR OPERATIONS MAY NOT RESULT IN ADDITIONAL REVENUES.

     We believe our acquisition of NECX and other exchanges could result in substantially higher revenues for us. However, our ability to generate substantially higher revenues is dependent on our ability to integrate off-line exchange business with an on-line business. In the two-week period beginning with our December 16, 1999 acquisition of NECX and ending on December 31, 1999, NECX generated net revenues of approximately $2.3 million, all of which were attributable to its off-line market-making business. By comparison, VerticalNet generated net revenues of approximately $18.4 million in 1999, all of which were derived from on-line advertising and e-commerce arrangements.

     To integrate the exchange into our vertical trade communities, we have retained Computer Sciences Corporation to help design and build a new on-line exchange for NECX. We expect this project to be expensive and time-consuming. Customers who currently use NECX may no longer do so after the transition. There can be no assurance that this project will be completed at the cost and on the timeline that we currently contemplate. If we cannot integrate NECX's traditional off-line business effectively into our on-line solution, whether due to time, monetary or other limitations, or if we cannot retain existing customers and attract new ones, the potential to generate additional revenues through our exchange business may never be realized, which could adversely affect our business, financial condition and operating results.

OUR ON-LINE EXCHANGE MAY NOT BE SUCCESSFUL IF IT IS NOT ADOPTED BY A SIGNIFICANT NUMBER OF BUYERS AND SUPPLIERS.

     We are attempting to transition the off-line market-making business of NECX into an on-line exchange. If we do not successfully transition those buyers and suppliers who use NECX's off-line market-making business to an on-line exchange and attract a significant number of additional buyers and suppliers to an on-line exchange, our on-line exchange will not be widely accepted, which in turn would limit the growth of our e-commerce revenues and could adversely affect our business, financial condition and operating results. Whether we can retain and attract buyers and suppliers will depend in large part on our ability to design, develop and implement a secure, user-friendly application with features and functionality that buyers and suppliers find attractive in an e-commerce solution and that provides substantial value to its users over their traditional procurement methods. Even if and after we launch our on-line exchange, buyers and suppliers may continue purchasing and selling products through traditional procurement methods, rather than adopting an Internet-based solution. Buyers and suppliers also may not use our on-line exchange if they do not perceive it as a neutral marketplace that does not favor one participant over another.

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THE ELECTRONICS INDUSTRY HAS HISTORICALLY EXPERIENCED CYCLES AND DOWNTURNS THAT
COULD ADVERSELY AFFECT OUR BUSINESS.

     General economic downturns and business cycles have historically had an adverse economic effect upon participants in the electronics industry, including hardware and component manufacturers, distributors and market makers such as NECX and RW Electronics. In addition, lengthier life-cycles for existing electronic products and delays in new product development and introduction can affect demand for electronic hardware and components. If economic downturns or the cyclical nature of the electronic industry causes a reduction in the amount of electronic components bought and sold, our business, financial condition and operating results will be adversely affected.

IF WE ARE UNABLE TO MAINTAIN GROSS PROFIT MARGINS IN OUR EXCHANGE BUSINESS, OUR OPERATING RESULTS WILL SUFFER.

     Gross profit margins in our exchange business are affected by numerous factors, including the following:

     . component supply;
     . demand for components;
     . inventory levels held by electronic manufacturers and distributors; . component lead times;
     . product sales mix; and
     . our ability to purchase components at favorable prices.

     Many of these factors are beyond our control. To the extent any decrease in our gross profit margins is not accompanied by either a proportional increase in transaction volume or a proportional decrease in our operating expenses, our operating results, and thus our business, will suffer.

IF OUR ADVERTISING REVENUES DECLINE, OUR BUSINESS WOULD SUFFER.

     We currently rely on revenues generated from the sale of advertising on our vertical trade communities for a significant majority of our revenues. If we do not continue to increase advertising revenues and develop other sources of revenues, our business may suffer. Our ability to increase our advertising revenues depends on many factors, including without limitation:

     . advertisers' acceptance of the Internet as a legitimate advertising medium;
     . the development of a large base of users on our vertical trade communities who possess demographic characteristics attractive to advertisers; and
     . the expansion of our sales force.

Other factors could also affect our advertising revenues. For example, widespread use of "filter" software programs that limit access to storefront advertising from the Internet user's browser could reduce advertising on the Internet, which would impair our business, financial condition and operating results.

     Additionally, to some of our advertising customers, we provide extended payment terms over the customer's advertising contract. To the extent that these amounts are not collected, our advertising revenues, bad debt expense and cashflows may be negatively impacted. We also have barter arrangements where we provide banner advertisements and storefronts to some of our customers in exchange for advertising on their Web sites or in their publications. If our barter arrangements do not continue, our advertising revenues may decline. For the year ended December 31, 1999, approximately $3.8 million, or 18.1%, of our reported revenue was generated by barter advertising arrangements.

THE SEASONALITY OF OUR ADVERTISING REVENUES AND USAGE CAUSES OUR OVERALL REVENUES TO FLUCTUATE.

     Some of our revenue is seasonal, which causes our revenues to be lower in the second and third quarters of each calendar year. As a result, after the announcement of our results for the second and third quarters of each calendar year, our stock price may be lower than at other times of the year. We experience seasonality in our advertising revenue because advertising and media buying tends to be highest in the first and fourth quarters of each

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calendar year. We also experience seasonality in our traffic. User traffic on our vertical trade communities and the Web sites of our partners is lower during the summer and year-end vacation and holiday periods, when business usage of the Web and our services typically declines. In addition, we anticipate seasonality in our exchange business, as sales of electronic components and hardware have historically been highest in the last quarter of the calendar year. Thus, quarterly fluctuations in exchange revenues may disproportionately affect our revenues because of their substantial contribution to our overall revenues.

CHANGES IN INDUSTRY ADVERTISING RATES COULD NEGATIVELY IMPACT OUR REVENUES.

     Changes in industry pricing practices for advertising rates could negatively impact our revenues in the future. Currently, we base our storefront advertising rates on a variety of factors, including:

     .  the maturity of the particular vertical trade community;
     .  the number of storefronts;
     . the amount of other advertising purchased; and . the length of the advertising contract.

     In the future, advertising rates may be based on different criteria matrices such as the number of sales inquiries generated or visitors sent from our vertical trade communities to advertisers' Web sites. These changes could negatively impact our revenues.

OUR INTERNET CONTENT MAY NOT ATTRACT USERS WITH DEMOGRAPHIC CHARACTERISTICS VALUABLE TO OUR ADVERTISERS.

     Our future success depends in part upon our ability to deliver compelling Internet content about various industries that will attract users with demographic characteristics valuable to our advertising customers. If we are unable to develop Internet content that attracts a loyal user base possessing demographic characteristics attractive to advertisers, it could impair our business, financial condition and operating results. In addition, we may be unable to anticipate or respond to rapidly changing buyer preferences to attract enough users to our vertical trade communities. Internet users can freely navigate and instantly switch among a large number of Web sites. Many of these Internet sites offer original content. It may therefore be difficult for us to distinguish our content and attract users.

     We rely on third parties, such as trade publications and news wires, to provide some of the content for our vertical trade communities. It is critical to our business that we maintain and build our existing relationships with content providers. We may not be able to maintain relationships with the third parties we depend upon to provide the content for our vertical trade communities, which could result in decreased traffic on our vertical trade communities and decreased advertising revenue. Many of our agreements with content providers are for initial terms of one to two years. The content providers may choose not to renew the agreements or may terminate the agreements early if we do not fulfill our contractual obligations, including our payment obligations. If a significant number of content providers terminate our agreements with them, it could result in decreased traffic on our vertical trade communities and decreased advertising revenue. Because our agreements with certain of our content providers are nonexclusive, a competitor could offer content similar to or the same as ours.

THE LICENSE FEES WE PAY TO CONTENT PROVIDERS MAY INCREASE.

     If licensing fees to content providers increase, our business, financial condition and operating results may be negatively impacted. These license fees may increase as competition for such content increases. Our content providers may not enter into new agreements with us on terms similar to those in as our current agreements.

IF WE DO NOT DEVELOP THE "VERTICALNET" BRAND AND OUR VERTICAL TRADE COMMUNITY AND OTHER BRANDS, OUR ADVERTISING REVENUES COULD DECREASE.

     To be successful, we must establish and strengthen the brand awareness of the "VerticalNet" brand, as well as the brands associated with each individual vertical trade community (e.g. wateronline.com) and our recent acquisitions, including NECX. If our brand awareness is weakened, it could decrease the attractiveness of our

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audiences to advertisers, which could result in decreasing advertising revenues.
We believe that brand recognition will become more important in the future with the growing number of Internet sites. Our brand awareness could be diluted, which could impair our business, financial condition and operating results if users do not perceive our products and services to be of high quality.

WE MAY NOT DEVELOP SIGNIFICANT REVENUES FROM E-COMMERCE, WHICH COULD ADVERSELY AFFECT OUR FUTURE GROWTH.

     For the year ended December 31, 1999, approximately 6% of our revenues, including exchange revenues, were generated from e-commerce. If we do not generate increased revenue from e-commerce, our business, financial condition and operating results could be impaired. To generate significant e-commerce revenues, we will have to continue to build and acquire significant e-commerce capabilities.

     Recent acquisitions to enhance our e-commerce capabilities include NECX, Tradeum, Isadra, LabX, CertiSource and RW Electronics. These acquisitions may not meet our expectations.

IF WE ARE UNABLE TO PROVIDE OUR CUSTOMERS AND USERS WITH REAL-TIME ACCURATE PRODUCT INFORMATION, OUR E-COMMERCE STRATEGY WILL NOT SUCCEED.

     Currently, we are responsible for loading supplier product information into our database and categorizing the information for search purposes. This process entails a number of risks, including dependence on our suppliers to provide us in a timely manner with accurate, complete and current information about their products, and to promptly update this information when it changes. We will not derive revenue from these products until this data is loaded in our database. Timely loading of these products in our database depends upon a number of factors, including the file formats of the data provided to us by suppliers and our ability to further automate and expand our operations to load this data accurately in our product database, any of which could delay the actual loading of these products.

     In addition, we are generally obligated under our supplier agreements to load updated product data onto our database within a specified period of time following its delivery from the supplier. While we intend to further automate the loading and updating of supplier data on our system, we may not be able to do so in a timely manner, in part because achieving the highest level of this automation is dependent upon our suppliers' automating their delivery of product data to us. If our suppliers do not provide us in a timely manner with accurate, complete and current information about the products we offer, our database may be less useful to our customers and users and may expose us to liability. Although we screen our suppliers' information before we make it available to our customers and users, we cannot guarantee that the product information available in our database will always be accurate, complete and current, or comply with governmental regulations. This could expose us to liability or result in decreased adoption and use of our vertical trade communities, which could reduce our revenues and therefore have a negative effect on our business, results of operations and financial condition.

IF OUR SUPPLIERS DO NOT PROVIDE TIMELY AND PROFESSIONAL DELIVERY OF PRODUCTS TO OUR CUSTOMERS, OUR BUSINESS WILL BE HARMED.

     We rely on our suppliers and manufacturers to deliver products to our customers in a professional, safe and timely manner. If our suppliers do not deliver the products to our customers in a professional, safe and timely manner, then our service will not meet customer expectations and our reputation and brand will be damaged. In addition, deliveries that are nonconforming, late or are not accompanied by information required by applicable law or regulations could expose us to liability or result in decreased adoption and use of our vertical trade communities, which could have a negative effect on our business, results of operations and financial condition. In some instances, we bear the responsibility for product refunds and returns and the risk of non-collectibility of accounts receivable from our customers.

WE MAY NOT BE ABLE TO EFFECT OUR GROWTH STRATEGY IF WE ARE UNABLE TO COMPLETE FUTURE ACQUISITIONS.

     We have been growing, and plan to continue to grow, our business through acquisitions. We may not be able to identify additional suitable acquisition candidates available for sale at reasonable prices or on reasonable terms. Even if we are able to identify an appropriate acquisition candidate, we may not be able to negotiate the terms of the

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acquisition successfully, finance the acquisition or integrate the acquired business, products or technologies into our existing business operation. If we are unable to complete future acquisitions, our business, financial condition and operating results could be negatively impacted.

OUR RAPID GROWTH MAKES MANAGING OUR GROWTH EFFECTIVELY DIFFICULT.

     We have rapidly and significantly expanded our operations and expect to continue to do so by adding new products, hiring new employees and acquiring new businesses. This growth has placed, and is expected to continue to place, a significant strain on our resources and systems. To manage our growth, we must implement systems and train and manage our employees. If we fail to implement systems, train and manage our employees or integrate our recent and future acquisitions successfully, our business, financial condition and operating results could be negatively impacted.

OUR BUSINESS IS SUSCEPTIBLE TO NUMEROUS RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

     A substantial portion of our current business is based upon international sales. We believe that our international sales will increase in the future. In addition, we purchase a substantial amount of components from entities based in foreign countries. We are subject to a number of risks and uncertainties associated with these international business activities. These risks and uncertainties generally include:

     . difficulties in the enforcement of contractual obligations and intellectual property rights, including licensing rights;
     .  currency exchange rate fluctuations and higher duty rates;
     .  unexpected changes in regulatory requirements;
     . tariffs, import and export controls and regulations and other trade barriers;
     . longer accounts receivable payment cycles and difficulties in collecting accounts receivable;
     . increased costs and difficulties in managing and staffing international operations;
     . compliance with applicable United States and foreign laws, especially import/export requirements;
     . potentially adverse tax consequences, including restrictions on the repatriation of earnings;
     . the costs and burdens of complying with a wide variety of foreign laws and differing trade customs and practices;
     .  political instability; and
     .  potential transportation delays.

These factors may have a negative effect on current and future international operations and, consequently, on our business, results of operations and financial condition.

OUR INTERNATIONAL EXPANSION MAY MAKE IT MORE DIFFICULT TO MANAGE OUR BUSINESS.

     In February 2000, we announced the formation of VerticalNet Europe, a joint venture with British Telecommunications, plc and Internet Capital Group and the formation of VerticalNet Japan, a joint venture with Softbank Commerce Corp. We intend to establish and promote European and Japanese business-to-business trade communities through these new joint ventures. In June 1999, we entered into a co-branding agreement with Metropolis Transactive (Proprietary) Limited, a South African company creating on-line marketplaces focused on the African market. We expect to further expand in international markets. To do so, we plan to establish international operations, hire additional personnel and establish relationships with additional suppliers and strategic partners. This expansion will require significant management attention and financial resources and could have a negative effect on our business, revenues, financial condition and results of operations. We may not be able to create or sustain international demand for our Internet-based, e-commerce business model and services. Even if we are able to identify appropriate international joint venture partners, we may not be able to negotiate the terms of the venture successfully, finance the venture or integrate the venture partner's business, products or technology into our existing business operation, or we may become dependent on our joint venture partners.

RISK OF FAILURE OF OUR COMPUTER AND COMMUNICATIONS HARDWARE SYSTEMS INCREASES WITHOUT BACK-UP FACILITIES.

     The performance of our computer and communications hardware systems is critical to our business and reputation and our ability to process transactions, provide high quality customer service and attract and retain customers, suppliers, users and strategic partners. Any system interruptions that cause our vertical trade communities to be unavailable to users may reduce the attractiveness of our vertical trade communities to advertisers, buyers and suppliers and could impair our business, financial condition and operating results. We maintain most of our computer systems in two Web-hosting facilities in New Jersey. We do not currently have back-up or redundant facilities for our computer systems. Interruptions could result from natural disasters as well as power loss, telecommunications failure and similar events.

CAPACITY LIMITS ON OUR TECHNOLOGY, TRANSACTION PROCESSING SYSTEM AND NETWORK HARDWARE AND SOFTWARE MAY BE DIFFICULT TO PROJECT AND WE MAY NOT BE ABLE TO EXPAND AND UPGRADE OUR SYSTEMS TO MEET INCREASED USE.

     As traffic in our vertical trade communities continues to increase, we must expand and upgrade our technology, transaction processing systems and network hardware and software. We may not be able to accurately project the rate of increase in our vertical trade communities. In addition, we may not be able to expand and upgrade our systems and network hardware and software capabilities to accommodate increased use of our vertical trade communities. If we do not appropriately upgrade our systems and network hardware and software, our business, financial condition and operating results will suffer.

     Our acquisitions of Isadra and Tradeum, and their respective technologies, may not be successfully integrated into our existing technology. Additionally, we may be unsuccessful in utilizing Tradeum's technology to build the on-line platform for NECX.

OUR MARKET IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE, WHICH WE MAY NOT BE ABLE TO KEEP UP WITH IN A COST-EFFECTIVE WAY.

     Our market is characterized by rapid technological change and frequent new product announcements. Significant technological changes could render our existing vertical trade community technology obsolete. If we are unable to respond to these developments successfully or do not respond in a cost-effective way, our business, financial condition and operating results will suffer. To be successful, we must adapt to our rapidly changing market by continually improving the responsiveness, services and features of our vertical trade communities, by developing new features to meet customer needs and by successfully developing and introducing new versions of our Internet-based e-commerce business model on a timely basis. Our success will depend, in part, on our ability to acquire or license leading technologies useful in our business, enhance our existing services and develop new services and technology that address the needs of our customers. We will also need to respond to technological advances and emerging industry standards in a cost-effective and timely basis.

WE MAY NOT BE ABLE TO ACQUIRE OR MAINTAIN EASILY IDENTIFIABLE WEB ADDRESSES OR PREVENT THIRD PARTIES FROM ACQUIRING WEB ADDRESSES SIMILAR TO OURS.

     We currently hold various Internet Web addresses relating to our brands. These Web addresses include wateronline.com, wirelessdesignonline.com, pollutiononline.com and other Web addresses. We may not be able to prevent third parties from acquiring Web addresses that are similar to our addresses, which could impair our business, financial condition and operating results. The acquisition and maintenance of Web addresses generally is regulated by governmental agencies and their designees. For example, in the United States, the National Science Foundation has appointed Network Solutions, Inc. as the exclusive registrar for the ".com," ".net" and ".org" generic top-level addresses. The regulation of Web addresses in the United States and in foreign countries is subject to change. We may not be able to acquire or maintain relevant Web addresses in all countries where we conduct business. Furthermore, the relationship between regulations governing such addresses and laws protecting trademarks is unclear.

OUR INTERESTS MAY CONFLICT WITH THOSE OF INTERNET CAPITAL GROUP, OUR LARGEST SHAREHOLDER, WHICH MAY AFFECT OUR BUSINESS STRATEGY AND OPERATIONS NEGATIVELY.

     As a result of its stock ownership and board representation, Internet Capital Group, Inc. is in a position to significantly affect our business strategy and operations, including corporate actions such as mergers or takeover attempts, in a manner that could conflict with the interests of our public shareholders. At March 15, 2000, Internet Capital Group beneficially owned 24,590,020 shares, or 33.5%, of our common stock. In addition, at March 15, 2000, Internet Capital Group owned warrants to purchase an additional 478,624 shares of our common stock and $5.0 million of our convertible subordinated debentures, convertible into 250,000 shares of our common stock. Two representatives of Internet Capital Group remain on our board of directors. We may compete with Internet Capital Group for Internet-related opportunities. Internet Capital Group seeks to expand its number of business-to-business assets, in part through acquisitions and investments. Internet Capital Group, therefore, may seek to acquire or invest in companies that we would find attractive. While we may partner with Internet Capital Group on future acquisitions or investments, we have no current contractual obligations to do so. We do not have any contracts or other understandings that would govern resolution of this potential conflict. This competition, and the potential conflict posed by the designated directors, may deter companies from partnering with us and may limit our business opportunities.

     Additionally, in order to avoid registration under the Investment Company Act of 1940, Internet Capital Group may need to own more than 25% of our voting securities. If its ownership interest falls below 25%, Internet Capital Group may need to either liquidate its position entirely or purchase additional voting securities to return to an ownership interest of at least 25% in order to avoid having to register as an investment company. The possible need of Internet Capital Group to maintain a 25% ownership position could influence its decisions regarding actions that may otherwise be in the best interest of our public shareholders.

OUR SUCCESS DEPENDS ON OUR KEY PERSONNEL WHO WE MAY NOT BE ABLE TO RETAIN, AND WE MAY NOT BE ABLE TO HIRE ENOUGH ADDITIONAL PERSONNEL TO MEET OUR HIRING NEEDS.

     We believe that our success depends on continued employment of our senior management team. If one or more members of our senior management team were unable or unwilling to continue in their present positions, our business, financial condition and operating results could be materially adversely affected. Only one member of our senior management has an employment agreement. We carry key person life insurance on certain, but not on all, of our senior management personnel.

     Our success also depends on having a highly trained technical staff, sales force and telesales group. Our telesales group was formed recently. We will need to continue to hire additional personnel as our business grows. A shortage in the number of trained technical salespeople could limit our ability to design, develop and implement our e-commerce solutions and other technology, increase sales in our existing vertical trade communities and sell as we launch new vertical trade communities.

     We plan to expand our employee base to manage our anticipated growth. Competition for personnel, particularly for employees with technical expertise, is intense. Our business, financial condition and operating results will be impaired if we cannot hire and retain suitable personnel.

OUR SUCCESS DEPENDS ON THE DEVELOPMENT OF THE E-COMMERCE MARKET, WHICH IS UNCERTAIN.

     Business-to-business e-commerce is a new and emerging business practice that remains largely untested in the marketplace and depends on the increased acceptance and use of the Internet as a medium of commerce. If e-commerce does not grow or grows more slowly than expected, our business will suffer. Our long-term success depends on widespread market acceptance of e-commerce.

     A number of factors could prevent such acceptance, including the following:

     . buyers may be unwilling to shift their purchasing from traditional vendors to online vendors;
     . the necessary network infrastructure for substantial growth in usage of the Internet may not be adequately developed;

     . customers and suppliers may be unwilling use online vendors due to security and confidentiality concerns;
     . increased government regulation or taxation may adversely affect the viability of e-commerce;
     . insufficient availability of telecommunication services or changes in telecommunication services could result in slower response times or inconsistent service quality;
     . adverse publicity and concerns about the security and confidentiality of e-commerce transactions could discourage its acceptance and growth;
     . lack of human contact that current traditional suppliers provide; and . lack of availability of cost-effective, high-speed Internet service.

ADOPTION OF THE INTERNET AS AN ADVERTISING MEDIUM IS UNCERTAIN.

     The growth of Internet advertising requires validation of the Internet as an effective advertising medium. This validation has not yet fully occurred. Acceptance of the Internet among advertisers will also depend on growth in the commercial use of the Internet. If widespread commercial use of the Internet does not develop, or if the Internet does not develop as an effective and measurable medium for advertising, our business, financial condition and operating results could suffer. No standards have been widely accepted to measure the effectiveness of Internet advertising. If such standards do not develop, existing advertisers may not continue their current levels of Internet advertising and advertisers who are not currently advertising on the Internet may be reluctant to do so. Our business, financial condition and operating results would suffer if the market for Internet advertising fails to develop or develops slower than expected.

SECURITY RISKS AND CONCERNS MAY DETER THE USE OF THE INTERNET FOR CONDUCTING E-COMMERCE.

     The secure transmission of confidential information over the Internet is essential to maintaining customer and supplier confidence. Concerns regarding security of transactions and transmitting confidential information over the Internet may negatively impact our e-commerce business. We believe that concern regarding the security of confidential information transmitted over the Internet, such as credit card numbers, prevents many potential customers from engaging in on-line transactions. If we do not add sufficient security features to future product releases, our products may not gain market acceptance or we may incur additional legal exposure. We have included basic security features in some of our products to protect the privacy and integrity of customer data, such as password requirements for access to portions of our vertical trade communities. We do not currently use authentication technology, which requires passwords and other information to prevent unauthorized persons from accessing a customer's information, or encryption, which transforms information into a "code" designed to be unreadable by third parties, to protect confidential information such as credit card numbers. However, we intend to license encryption technology to protect confidential transaction data.

     Despite the measures we have taken, our infrastructure is potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person circumvents our security measures, he or she could misappropriate proprietary information or cause interruptions in our operations. Security breaches that result in access to confidential information could damage our reputation and expose us to a risk of loss or liability. We may be required to make significant investments and efforts to protect against or remedy security breaches. Additionally, as e-commerce becomes more prevalent (and consequently becomes the focus of our development of direct marketing products), our customers will become more concerned about security. If we do not adequately address these concerns, this could impair our business, financial condition and operating results.

LIMITED INTERNET INFRASTRUCTURE MAY AFFECT SERVICE.

     The accelerated growth and increasing volume of Internet traffic may cause performance problems, which would slow the adoption of our Internet-based purchasing solution. The growth of Internet traffic due to very high volumes of use over a relatively short period of time has caused frequent periods of decreased Internet performance, delays and, in some cases, system outages. This decreased performance is caused by limitations inherent in the technology infrastructure supporting the Internet and the internal networks of Internet users. If Internet usage continues to grow rapidly, the infrastructure of the Internet and its users may be unable to support the demands of growing e-commerce usage, and the Internet's performance and reliability may decline. If our existing or potential customers experience frequent outages or delays on the Internet, the adoption or use of our Internet-based, e-commerce business model may grow more slowly than we expect or even decline. Our ability to increase the speed and reliability of our Internet-based business model is limited by and depends upon the reliability of both the Internet and the internal networks of our existing and potential customers. As a result, if improvements in the infrastructure supporting both the Internet and the internal networks of our customers and suppliers are not made in a timely fashion, we may have difficulty obtaining new customers or maintaining our existing customers, either of which could reduce our potential revenues and have a negative impact on our business, results of operations and financial condition.

WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY RIGHTS AND MAY INFRINGE THE PROPRIETARY RIGHTS OF OTHERS.

     Proprietary rights are important to our success and our competitive position. As of March 20, 2000, we own and use 22 trademarks registered with the United States Patent and Trademark Office ("PTO"). Additionally, we have 23 applications for registration of various trademarks pending with the PTO. Outside of the United States, as of March 20, 2000, we own and use 6 trademarks registered with various foreign patent and trademark offices and have 26 applications pending with foreign patent and trademark offices. Although we seek to protect our proprietary rights, we may be unable to protect our trademarks and other proprietary rights adequately or to prevent others from claiming violations of their trademarks and other proprietary rights. Generally, our domain names for our vertical trade communities cannot be protected as trademarks because they are considered "generic" under applicable law. In addition, effective copyright and trademark protection may be unavailable or limited in certain countries, and the global nature of the Internet makes it impossible to control the ultimate destination of our work. We also license content from third parties, which makes it possible that we could become subject to infringement actions based upon the content licensed from those third parties. We generally obtain representations as to the origin and ownership of such licensed content and indemnification from those third parties; however, this may not adequately protect us. Any of these claims, regardless of their merit, could subject us to costly litigation and the diversion of our technical and management personnel.

WE MAY BE SUBJECT TO LEGAL LIABILITY FOR PUBLISHING OR DISTRIBUTING CONTENT OVER THE INTERNET.

     We may be subject to legal claims relating to the content in our vertical trade communities, or the downloading and distribution of such content. For example, persons may bring claims against us if material that is inappropriate for viewing by young children can be accessed from our vertical trade communities. Claims could also involve matters such as defamation, invasion of privacy and copyright infringement. Providers of Internet products and services have been sued in the past, sometimes successfully, based on the content of material. In addition, some of the content provided on our vertical trade communities is drawn from data compiled by other parties, including governmental and commercial sources, and we re-key the data. This data may have errors. If our content is improperly used or if we supply incorrect information, it could result in unexpected liability. Our insurance may not cover claims of this type, or may not provide sufficient coverage. Our business, financial condition and operating results could suffer materially if costs resulting from these claims are not covered by our insurance or exceed our coverage.

WE MAY BE EXPOSED TO PRODUCT LIABILITY AND OTHER COMMERCIAL CLAIMS.

     We face potential liability for claims based on the nature of the products that we sell and distribute, including those sales utilizing the Internet, including claims for breach of warranty, product liability, misrepresentation, violation of governmental regulations and other commercial claims. Most of the manufacturers whose products we distribute have warranties on those products. We pass that warranty through to our customers whenever possible. However, in some instances we bear the risk of loss of revenue from the product sale if a purchaser does not pay for a defective product. Although we maintain general liability insurance, our insurance may not cover some claims or penalties, is subject to policy limits and exclusions and may not adequately indemnify us or our employees from any civil, governmental or criminal liability. Furthermore, this insurance may not be available at commercially reasonable rates in the future. Any liability not covered by our insurance or in excess of our insurance coverage could have a negative effect on our business, financial condition and operating results.

WE ARE SUBJECT TO GOVERNMENT REGULATION THAT EXPOSES US TO POTENTIAL LIABILITY AND NEGATIVE PUBLICITY.

     We currently rely upon our suppliers to meet all packaging, distribution, labeling, hazard and health information notices to purchasers, record keeping and licensing requirements applicable to our business during the entire transaction. Our reliance on suppliers' regulatory due diligence assessment of purchasers and the compliance by suppliers and purchasers with applicable governmental regulations may not be sufficient if we are required to have our own licenses. For example, if we are held to be a seller or a distributor of regulated products because we took legal title, we may have inadvertently violated some governmental regulations by not having the appropriate license or permit and may be subject to potentially severe civil or criminal penalties and fines for each offense. We are unable to verify that our suppliers have in the past complied, or will in the future comply, with the applicable governmental regulatory requirements, or that their actions are adequate or sufficient to satisfy all governmental or other legal requirements that may be applicable to our sales. We could be fined or exposed to civil or criminal liability, including monetary fines and injunctions, and we could receive potential negative publicity, if the applicable governmental regulatory requirements have not been, or are not being, fully met by our suppliers or by us directly. Negative publicity, fines and liabilities could also occur if an unqualified person, or even a qualified customer, lacks the appropriate license or permits to sell, use or ship, or improperly receives a dangerous or unlicensed product through us. We do not maintain any reserve for potential liabilities resulting from government regulation.

     It is also possible that a number of laws and regulations may be adopted or interpreted in the United States and abroad with particular applicability to the Internet. These laws and regulations may, for example, cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights, access charges and information security. The enactment of such laws could have a negative effect on our business, financial condition and operating results.

WE MAY NOT HAVE SUFFICIENT CASH FLOW TO SERVICE OUR DEBT.

     As of December 31, 1999, we had approximately $118.1 million in long term debt (including the current portion). Currently, we are not generating sufficient cash flow to satisfy the annual debt service payments required as a result of our September 1999 offering of convertible subordinated debentures. If we are unable to satisfy our debt service requirements, substantial liquidity problems could result, which would negatively impact our future prospects.

WE MAY REQUIRE ADDITIONAL CAPITAL FOR OUR OPERATIONS, WHICH COULD HAVE A NEGATIVE EFFECT ON OUR SHAREHOLDERS.

     We currently anticipate that the net proceeds of our September 1999 offering of debentures and the pending sale of our Series A 6% convertible redeemable preferred stock and a warrant to Microsoft, together with our existing borrowing arrangements, current investments (including equity interests in other entities) and other available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 12 months. We may need to raise additional funds in the future to fund rapid expansion, pursue customer sales and implementation, develop new or enhanced solutions and services, respond to competitive pressures or acquire complementary businesses, technologies or services.

     If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our shareholders will be reduced, shareholders may experience additional dilution and these securities may have powers, preferences and rights that are senior to those of the rights of our common stock. We cannot be certain that additional financing will be available on terms favorable to us, if at all. If adequate funds are not available or not available on acceptable terms, we may be unable to fund our expansion, promote our brand identity, take advantage of acquisition opportunities, develop or enhance services or respond to competitive pressures. Any inability to do so could have a negative effect on our business, revenues, financial condition and results of operations.

SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT SHAREHOLDERS MAY CAUSE OUR STOCK PRICE TO DECLINE.

     If our shareholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market, then the market price of our common stock could fall.

     As of March 15, 2000, the holders of up to approximately 43,891,632 shares of common stock and 790,416 warrants to purchase shares of common stock have demand and piggy-back registration rights. The exercise of such rights could adversely affect the market price of our common stock. In February 2000, we filed registration statements to register up to an aggregate of 7,801,316 shares of our common stock. We anticipate these registration statements to be declared effective in the second quarter of fiscal 2000. Those registration statements may be amended, prior to being declared effective, to register additional shares of our common stock. We have also filed a registration statement to register shares of common stock under our stock option and employee stock purchase plans. Shares issued upon exercise of stock options and employee stock purchase plans will be eligible for resale in the public market without restriction.

ANTI-TAKEOVER PROVISIONS AND OUR RIGHT TO ISSUE PREFERRED STOCK COULD MAKE A THIRD-PARTY ACQUISITION OF US DIFFICULT.

     VerticalNet is a Pennsylvania corporation. Anti-takeover provisions of Pennsylvania law could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to our shareholders. Our articles of incorporation provide that our board of directors may issue preferred stock without shareholder approval. In addition, our bylaws provide for a classified board, with each board member serving a staggered three-year term. The issuance of preferred stock and the existence of a classified board could make it more difficult for a third party to acquire us.

OUR COMMON STOCK PRICE IS LIKELY TO REMAIN HIGHLY VOLATILE.

     The market price of our common stock has been and will likely continue to be highly volatile as the stock market in general, and the market for Internet-related and technology companies in particular, has been highly volatile. Investors may not be able to resell their shares of our common stock following periods of volatility because of the market's adverse reaction to such volatility. The trading prices of many technology and Internet-related companies' stocks have reached historical highs within the last 52 weeks and have reflected relative valuations substantially above historical levels. During the same period, such companies' stocks have also been highly volatile and have recorded lows well below such historical highs. Our stock may not trade at the same levels as other Internet stocks, and Internet stocks in general may not sustain their current market prices.

     Factors that could cause such volatility may include, among other things:

     .  actual or anticipated variations in quarterly operating results;
     .  announcements of technological innovations;
     .  new sales models or new products or services;
     .  changes in financial estimates by securities analysts;
     .  conditions or trends in the Internet industry;
     .  changes in the market valuations of other Internet companies;
     .  failure to meet analysts' expectations;
     . announcements by us or our competitors of significant acquisitions, strategic partnerships or joint ventures;
     .  capital commitments;
     .  additions or departures of key personnel;
     .  sales of common stock; and
     . stock market price and volume fluctuations, which are particularly common among highly volatile securities of Internet companies.

     Many of these factors are beyond our control. These factors may cause the market price of our common stock to fall, regardless of our operating performance.

THE YEAR 2000 PROBLEM MAY STILL HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

     We could possibly face problems or disruptions in our business as a result of the Year 2000 problem and are continuing to assess potential issues. It is possible that errors or defects remain undetected or that dates other than January 1 or February 29 trigger Year 2000 type problems. We may realize exposure and risk if the systems on which we are dependent to conduct our operations are not Year 2000 compliant. Our potential areas of exposure include products purchased from third parties, computers, software and other equipment used internally. If our past and present efforts to address the Year 2000 compliance issues are not successful, or if distributors, suppliers and other third parties with which we conduct business do not successfully address such issues, our business, operating results and financial position could be harmed. If our Web-hosting facilities are not Year 2000 compliant, our production Web sites would be unavailable and we would not be able to deliver services to our users. If our production and operational facilities that support our Web sites are not Year 2000 compliant, small portions of our Web sites may become unavailable.

                           FORWARD-LOOKING STATEMENTS

     Our disclosure and analysis in this prospectus contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include among other things, statements relating to e-commerce strategy, acquisition and expansion strategy, development of services, use of proceeds, projected capital expenditures, liquidity, development of additional revenue sources, development and maintenance of profitable marketing and distribution alliances, market acceptance of the Internet, acquisition and/or development of profitable new vertical trade communities, technological advancement, ability to develop "brand" identification and global expansion.

     Any or all of our forward-looking statements in this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus will be important in determining future results. Consequently, no forward-looking statement can be generated. Actual future results may vary materially.

     We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our reports to the SEC on Forms 10-K, 10-Q and 8-K. Also note that we provide a cautionary discussion of risks and uncertainties under "Risk Factors" on page
4 of this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.


                                USE OF PROCEEDS

     We will not receive any proceeds from the resale of the common stock offered through this prospectus.

                               MATERIAL CHANGES

     On March 29, 2000, we filed an amendment to our restated Articles of Incorporation to increase the number of shares of our authorized common stock by 36,787,533 to 126,787,533 shares. The amendment was filed to increase the number of authorized shares of common stock by the number of outstanding shares of common stock as of March 17, 2000, the record date for the split of our common stock. On March 31, 2000, we filed another amendment to our restated Articles of Incorporation to designate 250,000 shares of our preferred stock as Series A 6.00% convertible redeemable preferred stock. We intend to issue 100,000 shares of our Series A 6.00% convertible redeemable preferred stock to Microsoft Corporation in connection with the previously announced pending investment by Microsoft in VerticalNet.

                             SELLING SHAREHOLDERS

     The shares of common stock were originally issued by VerticalNet in connection with the acquisitions of LabX Technologies, Inc., TextileWeb, Inc., GovCon, Inc. and NECX Exchange, LLC. In each case, such transactions were exempt from the registration requirements of the Securities Act. VerticalNet has agreed with each selling shareholder to file the registration statement to register for resale the shares of common stock set forth below. None of the selling shareholders has had a material relationship with VerticalNet within the past three years other than as a result of the ownership of our shares or other securities.

     The following table sets forth information, as of April 5, 2000, with respect to each selling shareholder. The information below is based on information provided by or on behalf of the selling shareholders. The selling shareholders may offer all, some or none of the common stock. Because the selling shareholders may offer all or some portion of the common stock, no estimate can be given as to the amount of the common stock that will be held by the selling shareholders upon completion of this offering. In addition, the selling shareholders identified below may have sold, transferred or otherwise disposed of all or a portion of their common stock since the date on which they provided the information regarding their common stock.


                          SHARES BENEFICIALLY              SHARES OFFERED
NAME                     OWNED BEFORE OFFERING                 HEREBY
--------------------------------------------------------------------------------
NECX Exchange
 Trust(1)..............            1,768,034                  1,768,034

Robert
 Kafato(2).............               46,420                     46,420

Pride Consulting,
 LLC(3)................               61,200                     61,200

Rick Reddel............               38,300                     38,300

Paul Risen.............               38,300                     38,300

Joan Kafato(4).........               44,400                     44,400

David Coakley..........               30,000                     30,000

Dheeraj Khera(5).......               29,400                     29,400

Vivek Khera(6).........               29,400                     29,400

Kenneth Piech..........                5,048                      5,048

Ronald Randall.........                5,048                      5,048

     Total                         2,095,550                  2,095,550

(1) All 1,768,034 shares of common stock set forth herein are shares of common stock issued upon conversion of three convertible notes.

(2) Does not include an option to acquire 20,000 shares of common stock. Does not include 44,400 shares of common stock beneficially owned by Joan Kafato, as Robert Kafato disclaims beneficial ownership.

(3) Includes 21,200 shares held by Barry J. Friedman, principal manager of Pride Consulting, LLC.

(4) Does not include 46,420 shares of common stock beneficially owned by Robert Kafato, as to which Ms. Kafato disclaims beneficial ownership.

(5) Does not include 29,400 shares of common stock beneficially owned by Vivek Khera, as to which Dheeraj Khera disclaims beneficial ownership.

(6) Does not include 29,400 shares of common stock beneficially owned by Dheeraj Khera, as to which Vivek Khera disclaims beneficial ownership.

                             PLAN OF DISTRIBUTION


          The selling shareholders and their successors, which term includes their transferees, pledgees or donees or their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

          The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. The common stock may be sold by one or more of,or a combination of, the following:

     . a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

     . purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

     . an exchange distribution in accordance with the rules of such exchange,

     . ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

     .    in privately negotiated transactions.

     In connection with the sale of the common stock, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the common stock and deliver these securities to close out such short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

     The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them hereby will be the purchase price of such common stock less discounts and commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

     Our common stock is listed for trading on the Nasdaq National Market. We intend to list the common stock offered through this prospectus for trading on the Nasdaq National Market.

     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock, may be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act of 1933. Selling shareholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 will be subject to the prospectus delivery requirements of the Securities Act of 1933. The selling shareholders have acknowledged that they understand their obligations to comply with the provisions of the Securities Exchange Act of 1934 and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provision.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. A selling shareholder may not sell any common stock described herein and may not transfer, devise or gift such securities by other means not described in this prospectus.

     To the extent required, the specific common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

                                 LEGAL MATTERS

     The validity of the securities offered by this prospectus will be passed upon for us by our general counsel, James W. McKenzie, Jr.


                                    EXPERTS

     The consolidated financial statements and schedules of VerticalNet, Inc. as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of NECX Exchange, LLC incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in the report, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ABOUT THIS PROSPECTUS

     No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by VerticalNet, Inc., any selling shareholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                      WHERE YOU CAN FIND MORE INFORMATION

     The SEC permits us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the Commission after the date of this prospectus will automatically update and supersede this information. However, any information contained herein shall modify or supersede information contained in documents we filed with the Commission before the date of this prospectus.

     We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is completed.

     (a) Annual Report on Form 10-K for the year ended December 31, 1999.

     (b) Our Current Report on Form 8-K filed on December 29, 1999, as amended by the Current Report on Form 8-K/A filed on February 1, 2000.

     (c) Our Current Reports on Form 8-K filed February 11, 2000, February 22, 2000 and April 6, 2000.

     (d) The description of our common stock contained in a registration statement on Form 8-A filed January 19, 1999.


     If you request a copy of any or all of the documents incorporated by reference by written or oral request, then we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to VerticalNet, Inc., 700 Dresher Road, Suite 100, Horsham, Pennsylvania 19044, Attention: James W. McKenzie, Jr., (215) 315-3592.

     In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC: (1) Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, (2) Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and (3) Northeast Regional Office, Seven World Trade Center, New York, New York 10048.

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

     Our common stock is quoted on The Nasdaq National Market. Reports, proxy statements and other information concerning VerticalNet can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a Web site that contains all information filed electronically by us. The address of the SEC's Web site is (http://www.sec.gov.).

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.

                                 -------------


                               VERTICALNET, INC.

                                   2,095,550
                            SHARES OF COMMON STOCK





                                 -------------
                                  PROSPECTUS
                                 -------------





                                 APRIL 7, 2000